Filed pursuant to Rule 433 - Registration Statement
Nos. 333-162219, 333-162219-01, 333-162193 and 333-162193-01
                                                                 GRAPHIC OMITTED

www.rbs.com/etnUS or 855.RBS.ETPS (855.727.3877)

Finally, a trend you'll want to follow:

Learn how to incorporate trend-following strategies into
your clients' portfolios by attending our webinar...

Continuing Education >> Approved for 1 CFP CE Credit hour

Details:
Thursday, September 22nd, 4:00PM ET

Agenda:
> The "ABCs" of ETNs (Exchange Traded Notes)
> Trend-following strategies to help get your clients in and out of the equity and commodities markets
> Pros and cons of the Trendpilot strategy
> QandA Session

Registration:

Register at https://pacerfinancial.webex.com
After registering you will receive an e-mail with webinar details.

FOR BROKER-DEALERS AND REGISTERED INVESTMENT ADVISORS ONLY.
(Not for distribution to individual investors)

GRAPHIC OMITTED         GRAPHIC OMITTED                 GRAPHIC OMITTED
Thomas Haines           Michael Nelskyla                Sean O'Hara
Director and Head of    Managing Director Head of       Director
Listed Products and     Retail Structured Products      Pacer Financial
Public Distribution     and Institutional Structured
RBS North America       Equity Product Sales
                        RBS North America

For more information >> 1-855-RBS-ETPS (855-727-3877)

FOR INVESTMENT PROFESSIONALS ONLY.

The Royal Bank of Scotland Group plc, The Royal Bank of Scotland plc (RBS plc),
The Royal Bank of Scotland N.V. (RBS NV) and RBS Holdings N.V. (collectively, the RBS Entities) have each filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering of RBS ETNs to which this communication may relate. Before you invest in any RBS
ETNs, you should read the relevant prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about the RBS Entities and the relevant offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively,
RBS plc, RBS NV, RBS Securities Inc. or any dealer participating in this offering will arrange to send you the relevant prospectus and pricing supplements if you request by calling 1-855-RBS-ETPS (toll-free).